Exhibit 10.10
WAIVER
June 13, 2008
     This Waiver is being agreed by Residential Capital, LLC (“ResCap”) and GMAC LLC (“GMAC”) pursuant to Section 8 of the Amended and Restated Operating Agreement, dated November 27, 2006, by and among ResCap, GMAC and General Motors Corporation (“GM”) (the “Operating Agreement”). Capitalized terms used but not defined in this waiver have the meanings given to them in the Operating Agreement.
     1. The parties hereby reference the transaction described in the commitment letter between Cerberus Capital Partners, L.P. and ResCap, dated June 2, 2008, and attached hereto as Exhibit A (the “Model Home Transaction”), which transaction was approved by the boards of directors of both ResCap and GMAC and which was closed and funded on June 9, 2008. As described in the Model Home Transaction commitment letter, ResCap will receive Class B Junior Preferred Units in CMH Holdings LLC, the new SPV formed (and controlled) by Cerberus to acquire certain model home and related assets.
     2. The parties further reference the covenant contained in Section 2(a)(ii) of the Operating Agreement, whereby ResCap and GMAC agree that ResCap shall not make any Investment in any GMAC Affiliate (the “Investment in Affiliates Covenant”).
     3. ResCap further references the resolutions, duly adopted by the Board of Directors of ResCap (including its Independent Director) at a meeting duly called and held on June 13, 2008, and attached hereto as Exhibit B, whereby the Board authorized a waiver of the Investment in Affiliates Covenant solely in respect of ResCap’s investment in CMH Holdings LLC as a material component of the Model Home Transaction, with such waiver to have effect on and as of June 9, 2008.
     4. The parties further reference that Section 8 of the Operating Agreement requires any amendment or waiver of a provision of the Operating Agreement to be in writing and signed by the parties to the Operating Agreement (other than GM, which has, pursuant to Section 9 of the Operating Agreement, no obligations or rights from and after November 27, 2006).
     NOW, THEREFORE, each of ResCap and GMAC hereby waive the Investment in Affiliates Covenant solely in respect of ResCap’s investment in CMH Holdings LLC as a material component of the Model Home Transaction, with such waiver to have effect on and as of June 9, 2008.
[Signature Page Follows]

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          In witness whereof, the undersigned have executed this Waiver as of the date first written above.

RESIDENTIAL CAPITAL, LLC

By:	/s/ James G. Jones

Title:

GMAC LLC

By:	/s/ Robert S. Hull
Title:	CFO

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EXHIBIT A
Model Home Transaction Commitment Letter

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Exhibit A
Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
June 2, 2008
Residential Capital, LLC
One Meridian Crossings
Minneapolis, Minnesota 55423
Gentlemen:
     Residential Capital, LLC (“ResCap”) has advised us that it wishes to effect the sale of certain model home assets (collectively, the “Assets”) by way of the sale of all of the outstanding membership interests in the entities listed on Schedule A hereto (such entities, the “Acquired Entities” and such sale of membership interests, the “Membership Interests Sale”).
     Cerberus Capital Management, L.P., on behalf of funds and accounts to be designated by it (collectively, the “Investors”), hereby commits, through a newly formed entity to be controlled by Cerberus (“Newco”), to purchase the Assets by way of the Membership Interests Sale for a consideration consisting of $225 million in cash (the “Cash Amount”) and the Series B preferred membership interest in Newco described below.
     The parties acknowledge that the assets currently owned by the Acquired Entities may have an aggregate net book value at closing in excess of $476,000,000 and include assets other than the Assets. Accordingly, the definitive purchase agreement for the Membership Interests Sale (the “Purchase Agreement”) would provide that all lot option properties and REO properties (e.g., model homes that are no longer on lease to the buyer) owned by the Acquired Entities immediately prior to the closing of the Membership Interests Sale would be deemed to be “Excluded Assets” and, after the closing, reconveyed to ResCap; provided, notwithstanding anything to the contrary in this commitment letter, the aggregate net book value of the Assets to be acquired by Newco at closing shall not be less than $476,000,000.
     The parties acknowledge that the Investors has not completed its diligence of the proposed Assets. To the extent that, prior to the execution of Purchase Agreement, Cerberus, on behalf of the Investors, notifies ResCap that certain proposed Assets are not reasonably acceptable to the Investors, then (i) such proposed Assets will be deemed to be “Excluded Assets” for purposes of the Purchase Agreement and, after the closing, reconveyed to ResCap (any such assets, “Retained Assets”) and (ii) ResCap shall, or shall cause one or more of its controlled affiliates to, transfer to the applicable Acquired

Entities replacement assets owned by ResCap or its controlled affiliates in form and substance reasonably acceptable to the Investors.
     To finance the purchase, the Investors or their affiliates would make a term loan to Newco equal to the Cash Amount (the “Term Loan”) and provide a revolving line of credit to fund the operating expenses of the Assets (the “Revolver”, and together with the Term Loan, the “Loan”). The Loan would bear interest at 15% per annum, and would compound quarterly to the extent not paid in cash. The Loan would mature on June 30, 2013 and be secured by a pledge of all of the assets of Newco. All cash flow of Newco, whether from interest or principal payments, sale of assets or upon liquidation would be applied first to the payment of accrued and unpaid interest on the Loan and then to the payment in full of principal of the Loan.
     Newco would have three classes of membership interests:
     1. Series A senior preferred membership interests that would be issued to the Investors in an amount equal to (i) $10,000 plus (ii) amounts, if any, contributed to Newco by the Investors on or after the closing to fund expenses associated with the Assets and their disposition. After payment in full of the Loan, the Series A senior membership interests would be entitled to a preferred return equal to the difference between (x) the greater of (A) 20% of the Cash Amount and (B) a 20% per annum return on the aggregate amount the Cash Amount and the amounts specified in clauses (i) and (ii), compounded annually, and (y) the amount of interest paid on the Loan. After payment in full of the Loan, the holders of the Series A senior preferred membership interests would be entitled to receive all distributions by Newco, whether from interest or principal payments, sale of assets or upon liquidation prior to any distributions on account of any other membership interests.
     2. Series B junior preferred membership interests that would be issued to ResCap in the aggregate amount equal to the difference (but not greater than $250 million) between (i) the book value at closing of the Assets, as set forth in the books of ResCap and (ii) the Cash Amount, which amount would be entitled to a preferred return of 20% per annum, compounded annually (collectively, the “Series B Preference Amount”).
     3. Common membership interests that would be issued to the Investors. An affiliate of Cerberus would be the managing member of Newco.
     The limited liability company agreement of NewCo (the “LLC Agreement”) to be executed in connection with the transaction would require: (i) Newco to conduct an orderly sale of the Assets in arms length transactions through the retention of nationally recognized brokers for the Assets, (ii) the sale of the Assets to be conducted through an Auction process or such other process as shall be recommended by such nationally recognized brokers (or such other brokers that ResCap or its controlled Affiliates has engaged to sell such Assets or used in the ordinary course of business consistent with past practice to sell similar assets), (iii) Asset sales to be subject to the approval of the managing member.

     The LLC Agreement shall permit ResCap to pledge the Series B junior preferred membership interests as collateral under the GMAC facility and under the indentures for the new notes.
     Prior to closing of the Membership Interests Sale, ResCap would cause the current employees of the Acquired Entities to be transferred to ResCap or any of its controlled entities (other than the Acquired Entities) (the “Transferred Employees”).
     The Purchase Agreement would provide that ResCap would retain, indemnify and hold NewCo and the Acquired Entities harmless against all liabilities related to the Transferred Employees, the Excluded Assets or the ownership of the Assets prior to or as the closing of the Membership Interests Sale.
     The commitment of Cerberus to cause Newco to purchase the Assets is subject to:
          (i) the issuance of the “new notes” of Residential Capital, LLC pursuant to its exchange offer dated May 5, 2008, but in any event no later than close of business on June 5, 2008;
          (ii) the Purchase Agreement, the definitive agreements for the Loan (and related security documents) and the LLC Agreement each being in form and substance reasonably satisfactory to Cerberus;
          (iii) the receipt of all material consents necessary to consummate the sale of the Assets to Newco; and
          (iv) the execution by ResCap or one of its affiliates and Newco of a servicing agreement providing to Newco and the Acquired Entities all services currently provided by ResCap and its controlled affiliates for the operation of the Acquired Entities, including the Transferred Employees, cash management, IT services, insurance and a limited right to use the GMAC name.
     ResCap, on behalf of itself and its subsidiaries, hereby agrees to indemnify and hold harmless each Investor and each of their respective assignees and affiliates and their respective directors, partners, members, officers, employees and agents (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from, this commitment letter or the transactions contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the transactions contemplated by this commitment letter, and ResCap hereby agrees, on behalf of itself and its subsidiaries, to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party. If for any reason the foregoing indemnification is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then ResCap and its subsidiaries shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) ResCap and its subsidiaries on the one had and (ii) the Investors on the other hand in the matters contemplated by this commitment letter as well as the relative fault of (a) ResCap and its subsidiaries and (b) the Investors with respect to such loss, claim, damage or liability and any other relevant equitable considerations. In addition, ResCap hereby agrees, on behalf of itself and its subsidiaries, to reimburse the Investors for all reasonable fees and expenses incurred by or on behalf of the Investors in connection with the negotiation, preparation, execution and delivery of this commitment letter and any and all definitive documentation relating to the transactions contemplated hereby, including, but not limited to, the reasonable fees and expenses of counsel to the Investors.
     In addition, in no event will any Indemnified Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the consideration for the membership interests in Newco or any failure to consummate the Asset purchase or otherwise arising out of, relating to, resulting from or otherwise in connection with the transactions contemplated by this commitment letter.
     The obligations of ResCap and its subsidiaries under the two preceding paragraphs shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this commitment letter.
     This commitment letter has been and is made solely for the benefit of ResCap, the Investors and other Indemnified Parties, and their respective successors and assigns, and nothing in this commitment letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this commitment letter or any of the agreements contained herein.
     ResCap may not assign any of its rights, or be relieved of any of its obligations, under this commitment letter without the prior written consent of Cerberus, which may be given or withheld in the sole discretion of Cerberus (and any purported assignment without such consent, at the sole option of Cerberus, shall be null and void). Cerberus (without any consent of ResCap) may assign its rights hereunder to one or more of its affiliates and to Newco.
     This commitment letter (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, (iii) shall be binding upon the parties and their respective successors and assigns, and (iv) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by each of the parties hereto.
     Please confirm your agreement with the terms and conditions set forth above.

Very truly yours,	Cerberus Capital Management, L.P.
By:

Accepted and Agreed: RESIDENTIAL CAPITAL, LLC
By:

SCHEDULE A

AGGREGATE NET BOOK VALUE OF
ASSETS HELD BY
ASSET	THE ACQUIRED ENTITIES[1]
All of the outstanding membership interests in the following entities (the “Acquired Entities”):	$476,000,000

(a) GMAC Model Home Finance, LLC
(b) KBOne, LLC
(c) LENOne, LLC
(d) GMCMTH, LLC
(e) WPSHOne, LLC

[1]	All Net Book Values subject to confirmation

EXHIBIT B
ResCap Resolutions

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Exhibit B
     WHEREAS, the Board of Directors of the Company has, by Written Consent dated June 2, 2008, approved the transaction described in the commitment letter between Cerberus Capital Partners, L.P. and ResCap, dated June 2, 2008, and attached hereto as Exhibit A (the “Model Home Transaction”), which transaction was approved by the boards of directors of both ResCap and GMAC LLC (“GMAC”) and which was closed and funded on June 9, 2008;
     WHEREAS, ResCap will receive Class B Junior Preferred Units in CMH Holdings LLC, the new SPV formed (and controlled) by Cerberus to acquire certain model home and related assets as part of the Model Home Transaction;
     WHEREAS, the Amended and Restated Operating Agreement, dated November 27, 2006, among the Company, GMAC and General Motors Corporation (the “Operating Agreement”) contains a covenant in Section 2(a)(ii) (the “Investment in Affiliates Covenant”) that ResCap shall not make any Investment in any GMAC Affiliate (as such terms are defined in the Operating Agreement); and
     WHEREAS, the Class B Junior Preferred Units in CMH Holdings LLC would not, in the absence of a waiver of that covenant by the Company and GMAC, comply with the Operating Agreement;
     NOW, THEREFORE, it is hereby
     RESOLVED, that the Board of Directors of the Company (including its Independent Director) hereby authorize and approve the waiver by the Company of the Investment in Affiliates Covenant solely in respect of ResCap’s investment in CMH Holdings LLC as a material component of the Model Home Transaction, with such waiver to have effect on and as of June 9, 2008, and authorize any Authorized Person (defined below) to seek execution of such waiver by GMAC as well; and it is further
     RESOLVED, that the Company hereby authorizes and approves the execution and delivery to the Secretary of the Company, for placement in the records of the Company, of a Waiver substantially in the form presented to and reviewed by the Board of Directors, with such immaterial changes as may be approved by any Authorized Person, such approval to be conclusively evidenced by such Authorized Person’s execution and delivery thereof; and it is further
     RESOLVED, that any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, any Assistant Treasurer, any Vice President, Secretary or Assistant Secretary of the Company (the “Authorized Persons”) be, and each of them hereby is, authorized, empowered and directed, to do or cause to be done all such acts or things and to sign and deliver, or cause to be signed and delivered, the Waiver and all such documents, instruments and certificates, in the name and on behalf of the Company or otherwise, as such persons may deem necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions; and it is further

     RESOLVED, that any and all action heretofore or hereafter taken by the Authorized Persons, or any of them, within the terms of the foregoing resolutions, be and hereby is, ratified and confirmed as the act and deed of the Company.

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